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                                                                  Exhibit (b)(2)

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.


                          SUBORDINATED PROMISSORY NOTE


$[250,000] [500,000]
                                                                 _________, 2001

     FOR VALUE RECEIVED, Eagle Point Software Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby promises to pay to the order of _____________, his successors and assigns (hereinafter referred to as "Payee"), at Payee's Address set forth below, or such other place as may be specified in writing by Payee, the principal sum of [Two Hundred Fifty Thousand] [Five Hundred Thousand] Dollars ($[250,000] [500,000]).

     1. The unpaid principal balance hereof from time to time outstanding shall bear interest at the annual rate equal to the prime interest rate in effect on the last business day prior to the date of this Note as published in the Wall Street Journal on the date of this Note less one percent (1%), provided however, that the interest rate of this Note shall be adjusted effective as of the first day of each calendar quarter following the date of this Note to a rate per annum equal to the prime interest rate in effect on the last day of the prior calendar quarter as published in the Wall Street Journal less one percent (1%). Interest shall be computed on the basis of actual days elapsed and a year of 365 or 366 days, as applicable. Upon the occurrence of an Event of Default, amounts due under this Note, including Expenses, shall bear interest until paid in full at a rate per annum equal to the rate of interest applicable immediately prior to such Event of Default plus 4.0%.

     2. Accrued interest only shall be paid on each March 31, June 30, September 30 and December 31 (each a "Quarter End") commencing on the first Quarter End following the date of this Note, and continuing thereafter until the second anniversary of such Quarter End (such period being referred to herein as the "Interest Only Period"). Beginning on the first Quarter End following the Interest Only Period and on each Quarter End for five years thereafter, the principal of this Note shall be paid in twenty (20) consecutive quarterly installments of [Twelve Thousand Five Hundred] [Twenty-Five Thousand] Dollars ($[12,500] [25,000]) each, plus interest at the interest rate applicable under
Section 1 of this Note. Each such installment shall be applied first to any Expenses due Payee under this Note, then to interest and the balance to principal.

     2A. Notwithstanding the foregoing, upon the occurrence of a Change in Control of the Company, the unpaid principal balance of this Note and any accrued interest thereon shall be immediately due and payable. For purposes of this Note:

          (a) "Change in Control of the Company" means the occurrence, without the prior written consent of Payee, of any one or more of the following events:
(1) the owners of a majority of
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the shares of the outstanding common stock of the Company approve a resolution to liquidate or dissolve the Company; (2) substantially all of the assets of the Company are sold or otherwise transferred, whether voluntarily or involuntarily;
(3) the Company merges or consolidates with any other corporation or entity and John F. Biver, members of his family or trusts for the benefit of any of them or entities controlled by John F. Biver are not the owners of more than fifty percent (50%) of the outstanding shares of common stock of the surviving corporation; (4) more than fifty percent (50%) of the outstanding shares of common stock of the Company are sold or otherwise transferred to any person or entity other than John F. Biver, members of his family or trusts for the benefit of any of them or entities controlled by John F. Biver, or (5) any other transaction occurs, the result of which is that some person or persons, other than John F. Biver, members of his family or trusts for the benefit of any of them or an entity controlled by John F. Biver, become entitled to elect more than fifty percent (50%) of the directors of the Company.

          (b) "controls" or "controlled by" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of an entity, whether through ownership or voting securities, by contract or otherwise.

     3. The Company shall have the right to prepay all or any part of this Note at any time or from time to time without payment of any penalty or premium, but (a) any prepayment shall be applied first to the payment any Expenses due Payee under this Note, then to accrued interest and finally to payment of principal, and (b) prepayments of principal shall be applied against the installment payments unpaid at the time of any such prepayments in the inverse order of maturity. No such prepayment may be made without the prior written consent of Dubuque Bank and Trust or its successor as lender to the Company. Payee agrees that it will promptly remit to Dubuque Bank and Trust or its successor any prepayment made without such prior written consent.

     4. Upon the occurrence of an Event of Default, Payee may, at Payee's option, declare the unpaid principal amount of this Note and any accrued interest thereon immediately due and payable, and Payee may enforce any remedies available to Payee under any documents securing this debt to Payee, including without limitation, the Guaranty. Any one or more of the following shall constitute an "Event of Default" for purposes of this Note:

          (a) Failure by the Company to make timely payments of any of the installments of principal or interest due hereunder, which is not cured within ten (10) days after such payment is due; or

          (b) The Company defaults in the performance or compliance with any other agreement, provision, condition or covenant of this Note, and such default has not been remedied within ten (10) days after written notice has been given to the Company by Payee; or

          (c) Any default under, or acceleration of the maturity of, any Senior Debt (as defined below); or

          (d) There shall have been filed or commenced against the Company an involuntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect or any action shall have been commenced to appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any substantial part of the Company's property or for the winding-up or liquidation of the

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     Company's affairs and such action or proceeding shall not have been dismissed within ninety (90) days; or

          (e) The Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or shall consent to the entry of an order for relief in an involuntary case under any such law; or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Company or of any substantial part of its property; or shall make any general assignment for the benefit of creditors; or shall take any action in furtherance of any of the foregoing; or

          (f) The death of the either of the Guarantors, or in the event the Guaranty is no longer in full force and effect with no default; or

          (g) Any representation or warranty made by the Company in this Note proves to be false or incorrect in any material respect on the date on which made, or

          (h) The Company fails to give prompt written notice to Payee of the occurrence of any Event of Default or of a Change in Control of the Company as set forth above.

Payee may waive any Event of Default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one.

          5. (a) The indebtedness evidenced by this Note is and shall remain subordinate in right of payment to all Senior Debt to the extent and in the manner hereinafter set forth. "Senior Debt" shall mean the principal of and unpaid accrued interest on: (i) all indebtedness of the Company for borrowed money (other than the indebtedness evidenced by either this Note or that certain subordinated promissory note of the Company, dated the date hereof, payable to ________________ in the principal amount of $[250,000] [500,000]) from Dubuque Bank and Trust and ____________________ ("Senior Lenders") in an amount not to exceed in the aggregate, $12,000,000, whether created, incurred or assumed before or after the date hereof, and renewals, extensions and refundings of any such indebtedness and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Debt, or any indebtedness arising from the satisfaction of such Senior Debt by a guarantor. The subordination provisions contained in this Note are expressly and only for the benefit of the Senior Lenders of the Company and shall in no way limit the rights or remedies of Payee against the Company, including without limitation the time at which or the method with which Payee may proceed against the Company for any default.

          (b) Upon any distribution of assets of the Company, upon dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company, or otherwise, Senior Debt shall first be paid in full, or provision made for such payment in cash, before any payment is made on account of the principal of and interest on this Note.

          (c) Subject to the events identified in Section 5(b) of this Note, the subordination provisions of this Note shall not prohibit or limit Payee's right to receipt of amounts due from the Company under this Note except that, in the event of any default under any agreement governing the Senior Debt and delivery of written notice of such default from a Senior Lender to Payee specifying the default (a "Payment Blockage Notice"), no payment shall be made on this Note unless and until the specified default is cured or ceases to exist or such default or the application of this Section 5(c) is waived in writing by the Senior Lender providing the Payment Blockage Notice; provided, however, that:

               (i) this Section 5(c) shall not prevent the making of any payment under this Note for a period of more than One Hundred and Eighty (180) days after the date a Payment Blockage Notice is given to Payee (a "Payment Blockage Period") unless the Senior Debt has been declared due and payable in its entirety, in which case no payment or distribution may be made until (A) such acceleration has been rescinded or annulled, (B) such default has been waived or cured, or (C) the Senior Debt has been paid in full; otherwise, upon expiration of such Payment Blockage Period all such payments with respect to this Note then due or past due, may be immediately paid to the Payee by the Company; and

               (ii) not more than one Payment Blockage Notice will be given within any period of Three Hundred and Sixty Five (365) consecutive days while this Note remains outstanding.

     No suspension of payments under this Note by reason of a Payment Blockage Notice shall be deemed to cure any Event of Default under this Note. For purposes of this Section 5(c), notice shall be deemed delivered by a Senior Lender upon deposit of the written notice in the U.S. registered mail, postage prepaid (or upon deposit with a national courier or express delivery service), addressed to the address last specified in writing by Payee to such Senior Lender prior to such notice.

     (d) Upon payment in full of all Senior Debt, to the extent of any payments or distributions (if any) made to the Senior Lenders solely by reason of the provisions of this Section 5, Payee shall be subrogated ratably to all rights of such Senior Lenders to receive payments or distributions of the assets of the Company applicable to such Senior Debt until the principal of and interest on this Note shall be paid in full.

     6. The Company and all sureties, guarantors, endorses or other parties to this instrument hereby consent to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by Payee with respect to this Note, and severally waive presentment for payment, notice of dishonor, protest and notice of protest. If any amount payable under this Note is not paid when due, the Company agrees to pay all costs of collection, including reasonable attorneys' fees ("Expenses").

     7. With respect to any offer, sale or other disposition of this Note, the Payee will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Payee's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state securities law then in effect).

     8. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, faxed with confirmation of receipt, mailed by registered or certified mail postage prepaid or delivered by reputable overnight delivery service, at the respective addresses of the parties as set forth herein.

     9. The Company's performance under this Note is secured by a Subordinated Guaranty (the "Guaranty") of John F. Biver and Jolene Biver (the "Guarantors") dated ____________, 2001.

     10. The provisions of this Note may be amended or waived only by instrument in writing signed by the Company and Payee and attached to this Note.

     11. The Company represents and warrants that (a) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware, with full power and authority to execute and deliver this Note, (b) that the execution and delivery of this Note has been duly authorized by the Company, and (c) this Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

     12. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF IOWA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.


                              EAGLE POINT SOFTWARE CORPORATION


                                 By   _____________________________________
                                      John F. Biver
                                      President and Chief Executive Officer



Payee's Address:

________________
________________
________________

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